                                                                     Exhibit 11

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        Computation of Income per Share
                                 (In thousands)
                                  (Unaudited)


The following table sets forth the computation of shares used in the calculation of income per share for the three months ended March 31, 1997 and 1996.




Average Shares Used in Income per Share Calculation:

                                         Three Months Ended
                                            March 31,
                                      ------------------------
                                        1997            1996
                                      ----------    ----------
Weighted average
     shares outstanding
     during the period ............      117,325       115,815
Common share equivalents
     outstanding:
     Options and warrants
       issued and
       contingently issuable ......        5,588         3,921
     Assumed purchase of
       treasury shares ............       (3,838)       (1,383)
                                      ----------    ----------

Weighted average shares
     used in calculation ..........      119,075       118,353
                                      ==========    ==========



Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three months ended March 31, 1997 and 1996.